LTI OUTPERFORMANCE PSU AWARDS

Time Inc.
2016 Omnibus Incentive Compensation Plan
Performance Stock Units Agreement
WHEREAS, the Company has adopted the “Plan” (as defined below), the terms of which are hereby incorporated by reference and made a part of this Performance Stock Units Agreement, including any appendices attached hereto (collectively the “Agreement”); and
WHEREAS, the Committee adopted an LTI Outperformance Program under a predecessor of the Plan, which program is now administered under the Plan pursuant to which Shares may be issued in settlement of Performance Stock Units (“PSUs”) subject to attainment of stated levels of “Two-Year Stock Price” (as defined below), the terms of the Plan and the additional terms set forth herein;
WHEREAS, the PSUs are considered Other Stock Based Awards that are eligible to vest based on attainment of time-based and performance-based vesting conditions under the Plan, and are hereby designated by the Committee as Performance-Based Awards;
NOW, THEREFORE, the Company grants the PSUs subject to the following terms and conditions:

1.
Definitions. Whenever the following terms are used in this Agreement, they shall have the meanings set forth below. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

a)
“Cause” means, “Cause” as defined in an employment agreement between the Company or any of its Affiliates and the Grantee or, if not defined therein or if there is no such agreement, “Cause” means (i) the Grantee’s continued failure substantially to perform such Grantee’s duties (other than as a result of total or partial incapacity due to physical or mental illness) for a period of ten (10) days following written notice by the Company or any of its Affiliates to the Grantee of such failure, (ii) dishonesty in the performance of the Grantee’s duties, (iii) the Grantee’s conviction of, or plea of nolo contendere to, a crime constituting (A) a felony or equivalent crime under the laws of the United States or any state thereof or foreign country or (B) a misdemeanor or other crime involving moral turpitude, (iv) the Grantee’s insubordination, willful malfeasance or willful misconduct in connection with the Grantee’s duties or any act or omission which is injurious to the financial condition or business reputation of the Company or any of its Affiliates, or (v) the Grantee’s breach of any non-competition, non-solicitation or confidentiality provisions to which the Grantee is subject. The determination of the Committee as to the existence of “Cause” will be conclusive on the Grantee and the Company.

b)	“Date of Grant” has the meaning assigned to such term in the Notice.

c)
“Disability” means, “Disability” as defined in an employment agreement between the Company or any of its Affiliates and the Grantee or, if not defined therein or if there shall be no such agreement, “disability” of the Grantee shall have the meaning ascribed to such term in the Company’s long-term disability plan or policy, as in effect from time to time, to the extent that such definition also constitutes such Grantee being considered “disabled” under Section 409A(a)(2)(C) of the Code.

d)	“Employer” has the meaning assigned to such term in Section 6(a) of the Agreement.

e)
“Employment” means a Grantee’s service as (i) an employee of the Company or any of its Affiliates or (ii) a member of the Company’s board of directors. A leave of absence shall not constitute a termination of Employment if such leave of absence is approved by the Company or its Affiliate in writing; provided, that such leave of absence constitutes a bona fide leave of absence and not a “separation from service” under Treas. Reg. 1.409A-1(h)(1)(i). Employment shall continue if a Grantee transfers (including a termination with an immediate rehire) between the Company and one of its Affiliates or between its Affiliates without a break in service. For purposes of the Plan, unless otherwise provided in an employment agreement between the Grantee and the Company or an Affiliate, a Grantee shall not be deemed to be providing services during any statutory or common-law notice period or any period of “garden leave” mandated under employment laws. The Committee will have sole discretion to determine whether a Grantee has ceased to provide services and the effective date on which the Grantee ceased to provide services.

f)
“Good Reason” means “Good Reason” as defined in an employment agreement between the Company or any of its Affiliates and the Grantee or, if not defined therein or if there is no such agreement, “Good Reason” means (i) the failure of the Company to pay or cause to be paid the Grantee’s base salary or annual bonus when due or (ii) any substantial and sustained diminution in the Grantee’s authority or responsibilities materially inconsistent with the Grantee’s position; provided that either of the events described in clauses (i) and (ii) will constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from the Grantee of written notice of the event which constitutes Good Reason; provided, further, that “Good Reason” will cease to exist for an event on the sixtieth (60th) day following the later of its occurrence or the Grantee’s knowledge thereof, unless the Grantee has given the Company written notice of his or her termination of employment for Good Reason prior to such date.

g)	“Grantee” means the individual to whom this grant of PSUs has been awarded pursuant to the Plan.

h)
“Notice” means (i) the Notice of Grant of Performance Stock Units that accompanies this Agreement, if this Agreement is delivered to the Grantee in “hard copy,” and (ii) the screen display(s) of the website for the stock plan administration with the heading “Grant Details” and “Vesting Schedule” or a substantially similar heading, which contains the details of the grant governed by this Agreement, if this Agreement is delivered electronically to the Grantee.

i)
“Plan” means the equity plan maintained by the Company that is specified in the Notice, which equity plan has been provided to the Grantee separately and forms a part of this Agreement, as such plan may be amended, supplemented or modified from time to time.

j)
“Retirement” means a voluntary termination of Employment by the Grantee following the attainment of age 55 with ten (10) or more years of Employment. The Grantee’s Employment with Time Warner and its Affiliates prior to the Distribution shall be taken into account in determining whether the Grantee satisfies the requirements for Retirement.

k)
“Severance Period” means the period following a termination of Employment during which a Grantee is entitled to receive both salary continuation payments and continued participation under the health benefit plans of the Company or any of its Affiliates, whether pursuant to a separation agreement or an employment contract with, or a severance plan or other arrangement maintained by, the Company or any Affiliate.

l)	“Tax-Related Items” has the meaning assigned to such term in Section 6(a) of the Agreement.

m)	“Two-Year Stock Price” means the average Fair Market Value of a Share on each Trading Day during the period commencing on February 15, 2018 and ending on March 15, 2018.

n)
“Vesting Date” means March 15, 2018, subject to certification by the Committee of the calculation of the Two-Year Stock Price and the determination by the Committee of the % of PSUs Vested (in accordance with the table set forth in the Notice or a Vesting Appendix to this Agreement).

2.
Grant of Performance Stock Units. The Company hereby grants to the Grantee, on the terms and conditions hereinafter set forth, the target number of PSUs set forth in the Notice (the “Award”), provided that the number of PSUs that actually vest shall be based on the extent to which the vesting conditions set forth in Section 4 are attained. Each PSU represents the unfunded, unsecured right to receive a Share on the Vesting Date subject to the terms and conditions specified herein. The maximum number of Shares that may vest is equal to 275% of the target number of PSUs set forth in the Notice. PSUs do not constitute issued and outstanding Shares for any corporate purposes and do not confer on the Grantee any right to vote on matters that are submitted to a vote of holders of Shares.

3.	No Dividend Equivalent Rights or Retained Distributions. The Grantee shall not be entitled to any Dividend Equivalent Rights or Retained Distributions with respect to the PSUs.

4.	Performance Vesting and Delivery of Vested Securities.

a)	Measuring Two-Year Stock Price. The Company shall determine the Two-Year Stock Price shortly following March 15, 2018.

b)
Impact of Certain Changes in Control: In the event of a Change in Control (other than a Change in Control initiated by Grantee or any other executive officer who has received an Award under the LTI Outperformance Program (as determined by the Committee in existence immediately prior to the Change in Control)) prior to the Vesting Date, the following shall apply:

i.
The “Two-Year Stock Price” for purposes of determining the number of PSUs that are eligible to vest on the Vesting Date in accordance with Section 4(a) shall be equal to the per Share transaction consideration based on the value assigned to the transaction that is the subject of the Change in Control (or a Change in Control occurs without the payment of per Share transaction consideration, the Fair Market Value of a Share immediately preceding the Change in Control; and

ii.
Immediately prior to the Change in Control, the number of PSUs that are determined to be eligible to vest in accordance with Section 4(b)(i) will (A) be converted into time-vested Restricted Stock Units that become eligible to vest on the Vesting Date, subject to the Grantee’s continued Employment through such date, and the PSUs that do not become eligible to vest shall be extinguished, or (B) fully vest to the extent that following the Change in Control the Award is not continued by the Company or the successor does not assume or replace the Award with an equivalent value award.

c)
Settlement: Subject to the terms and provisions of the Plan and this Agreement (including the Separation from Service Addendum), no later than 60 days after the earlier of the Vesting Date or Change in Control (to the extent the PSUs vest upon a Change in Control pursuant to Section 4(b)(ii)(B)) with respect to the Award, the Company shall issue or transfer to the Grantee the number of Shares corresponding to the number of PSUs that vested determined in accordance with Section 4(a) or Section 4(b), as applicable; provided, however, that if the Change in Control is not a “change in control event,” within the meaning of the Treasury Regulations promulgated under Section 409A of the Code, Shares corresponding to PSUs that vest pursuant to Section 4(b)(ii)(B) shall instead be issued or transferred to the Grantee on the Vesting Date. Except as otherwise provided in Section 5, the vesting of such PSUs shall occur only if the Grantee’s Employment has continued from the Date of Grant through the Vesting Date.

d)
PSUs Extinguished. Upon the issuance of Shares in settlement of the PSUs awarded under this Agreement, all PSUs subject to this Award shall be extinguished and such number of PSUs will not be considered to be held by the Grantee for any purpose.

e)	Final Issuance. Shares issued or transferred upon vesting of the PSUs shall be issued in whole Shares.

f)
Section 409A. Notwithstanding anything else contained in this Agreement, for U.S. taxpayer Grantees, no Shares shall be issued or transferred to a Grantee before the first date on which a payment could be made without subjecting the Grantee to tax under the provisions of Section 409A.

5.
Termination of Employment. If the Grantee’s Employment terminates for any reason (regardless of the reason for such termination and whether later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is providing services) prior to the Vesting Date with respect to any portion of the Award, then except as otherwise provided in the Separation from Service Addendum or an employment agreement between the Grantee and the Company or an Affiliate entered into after the Date of Grant, the PSUs covered by any such portion of the Award shall be completely forfeited on the date of any such termination.

6.	Responsibility for Taxes; Compliance with Laws; Incorporation of Plan Terms.

a)
Obligation to Pay Withholding Taxes. The Grantee acknowledges and agrees that, regardless of any action taken or failed to be taken by the Company or, if different, the Grantee’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax and payment on account or other tax-related items related to Grantee’s participation in the Plan and legally applicable to Grantee (the “Tax-Related Items”), is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Grantee further agrees and acknowledges that the Company and the Employer (A) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant of the Award, the vesting or settlement of the PSUs, the subsequent sale of any Shares acquired pursuant to such settlement, the receipt of any dividends; and (B) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the PSUs to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee is subject to tax in more than one jurisdiction, the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

The Company’s obligation to deliver the Shares subject to the PSUs shall be subject to payment of all Tax-Related Items by the Grantee.

b)
Satisfaction of Company’s Withholding Obligations. No later than any relevant taxable or tax withholding event, as applicable, the Grantee agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items due as a result of such taxable or tax withholding event. In this regard, Grantee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(i)
by requiring the Grantee to deliver a properly executed notice together with irrevocable instructions to a broker approved by the Company to sell a sufficient number of Shares to generate net proceeds (after commission and fees) equal to the Tax-Related Items and promptly deliver such amount to the Company;

(ii)	by requiring or allowing the Grantee to pay the Tax-Related Items in cash or by check;

(iii)	by deducting the Tax-Related Items from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Employer;

(iv)
for U.S. Grantees, by allowing the Grantee to surrender other Shares that (A) in the case of Shares initially acquired from the Company (upon exercise of a stock option or otherwise), have been owned by the Grantee for such period (if any) as may be required to avoid a charge to the Company’s earnings, and (B) have a Fair Market Value on the date of surrender equal to the Tax-Related Items;

(v)	by withholding a number of Shares to be issued upon delivery of Shares that have a Fair Market Value equal to the Tax-Related Items;

(vi)	by selling any Shares (on the Grantee’s behalf pursuant to this authorization) to the extent required to pay the Tax-Related Items; or

(vii)	by such other means or method as the Committee in its sole discretion and without notice to the Grantee deems appropriate;
provided, however, that if the Grantee is a Section 16 officer of the Company, within the meaning of the Exchange Act, then the Company will withhold in Shares upon the relevant taxable or tax withholding event, as applicable, unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case the obligation for Tax-Related Items may be satisfied by one or a combination of the other methods above.
Depending on the withholding method, the Company shall withhold or account for Tax-Related Items by considering (x) applicable minimum statutory withholding rates or other withholding rates if withholding is in Shares or (y) if withholding is not in Shares but by another means, other applicable withholding rates, including maximum applicable rates, in which case the Grantee will receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Grantee is deemed to have been issued the full number of Shares subject to the vested PSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
The Company will not issue any Shares unless and until the Grantee satisfies its obligations for Tax-Related Items.

c)
Compliance with Applicable Laws. The Committee may also require the Grantee to acknowledge that he or she shall not sell or transfer Shares except in compliance with all applicable securities and exchange control laws, and may apply such other restrictions on the sale or transfer of the Shares as it deems appropriate.

d)
Changes in Capitalization and Government and Other Regulations. The Award shall be subject to all of the terms and provisions as provided in this Agreement and in the Plan, which are incorporated by reference herein and made a part hereof, including, without limitation, the provisions of Section 4 of the Plan (generally relating to adjustments to the number of Shares subject to the Award, upon certain changes in capitalization and certain reorganizations and other transactions).

7.
Forfeiture; Waiver. A breach of any of the foregoing restrictions or a breach of any of the other restrictions, terms and conditions of the Plan or this Agreement, with respect to any of the PSUs, except as waived by the Board or the Committee, will cause a forfeiture of such PSUs. The Grantee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Grantee or any other grantee.

8.
Right of Company to Terminate Employment. Nothing contained in the Plan or this Agreement shall confer on the Grantee any right to continued Employment and the Company and any of its Affiliates shall have the right to terminate the Employment of the Grantee at any such time, with or without Cause, notwithstanding the fact that some or all of the PSUs covered by this Agreement may be forfeited as a result of such termination. The granting of the PSUs under this Agreement shall not confer on the Grantee any right to any future Awards under the Plan.

9.
Notices. Any notice which either party hereto may be required or permitted to give the other shall be in writing and may be delivered personally or by mail, postage prepaid, addressed to Time Inc., at 225 Liberty Street, New York, NY 10281, attention Stock Plan Administration and to the Grantee at his or her address, as it is shown on the records of the Company or its Affiliate, or in either case to such other address as the Company or the Grantee, as the case may be, by notice to the other may designate in writing from time to time.

10.
Interpretation and Amendments. The Committee has plenary authority to interpret this Agreement and the Plan, to prescribe, amend and rescind rules relating thereto and to make all other determinations in connection with the administration of the Plan. The Committee may from time to time modify or amend this Agreement in accordance with the provisions of the Plan.

11.
Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and shall be binding upon and inure to the benefit of the Grantee and his or her legatees, distributees and personal representatives.

12.
Copy of the Plan and Documents. By accepting this Award, the Grantee agrees and acknowledges that he or she has received and had an opportunity to read a copy of the Plan. The Grantee acknowledges and agrees that the Grantee may be entitled from time to time to receive certain other documents related to the Company, including the Company’s annual report to Shareholders and proxy statement related to its annual meeting of Shareholders (which become available each year approximately three months after the end of the calendar year), and the Grantee consents to receive such documents electronically through the Internet or as the Company otherwise directs.

13.
Governing Law. The Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to any choice of law rules thereof which might apply the laws of any other jurisdiction.

14.
Waiver of Jury Trial. To the extent not prohibited by applicable law which cannot be waived, each party hereto hereby waives, and covenants that it will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any forum in respect of any suit, action, or other proceeding arising out of or based upon this Agreement.

15.
Submission to Jurisdiction; Service of Process. Each of the parties hereto hereby irrevocably submits to the jurisdiction of the state courts of the State of New York located in the County of New York and the jurisdiction of the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of or based upon this Agreement. Each of the parties hereto to the extent permitted by applicable law hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding brought in such courts, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that such suit, action or proceeding in the above-referenced courts is brought in an inconvenient forum, that the venue of such suit, action or proceedings, is improper or that this Agreement may not be enforced in or by such court. Each of the parties hereto hereby consents to service of process by mail at its address to which notices are to be given pursuant to Section 9 hereof.

16.
Data Privacy. The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this Agreement and any other PSU grant materials (“Data”) by and among, as applicable, the Employer, the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.

The Grantee understands that the Company and the Employer may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all PSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the exclusive purpose of implementing, administering and managing the Plan.
The Grantee understands that Data will be transferred to Fidelity Stock Plan Services, LLC or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Grantee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Grantee authorizes the Company, Fidelity Stock Plan Services, LLC and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. If the Grantee resides outside the U.S., the Grantee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Grantee understands that he or she is providing the consents herein on a purely voluntary basis. If the Grantee does not consent, or if the Grantee later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be affected; the only consequence of refusing or withdrawing the Grantee’s consent is that the Company would not be able to grant the Grantee PSUs or other equity awards or administer or maintain such awards. Therefore, the Grantee understands that refusing or withdrawing his or her consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that he or she may contact his or her local human resources representative.

17.
No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan, or the Grantee’s acquisition or sale of the underlying Shares. The Grantee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

18.
Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

19.
Appendices For Non-U.S. Grantees. Notwithstanding any provisions in this Agreement, Grantees residing and/or working outside the United States shall be subject to the Terms and Conditions for Non-U.S. Grantees attached hereto as Appendix A and to any Country-Specific Terms and Conditions for the Grantee’s country attached hereto as Appendix B. If the Grantee relocates from the United States to another country, the Terms and Conditions for Non-U.S. Grantees and the applicable Country-Specific Terms and Conditions will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Moreover, if the Grantee relocates between any of the countries included in the Country-Specific Terms and Conditions, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Terms and Conditions for Non-U.S. Grantees and the Country-Specific Terms and Conditions constitute part of this Agreement.

20.
Repayment/Forfeiture. As an additional condition of receiving this Award, the Grantee agrees that the Award and any proceeds or other benefits the Grantee may receive hereunder shall be subject to forfeiture and/or repayment to the Company to the extent and in the manner required (i) under the terms of any policy adopted by the Company as may be amended from time to time (and such requirements shall be deemed incorporated into this Agreement without the consent of the Grantee) or (ii) to comply with any requirements imposed under applicable laws and/or the rules and regulations of the securities exchange or inter-dealer quotation system on which the Shares are listed or quoted, including, without limitation, pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

21.
Rejection of Award. If the Grantee does not wish to receive this Award and/or does not consent and agree to the terms and conditions upon which this Award is offered, as set forth in the Plan and this Agreement, including the Appendices A and B attached hereto, then the Grantee must reject the Award by notifying the Company at Time Inc., at 225 Liberty Street, New York, NY 10281, attention General Counsel no later than 60 days following the Date of Grant, in which case the Award will be cancelled. The Grantee’s failure to notify the Company of his or her rejection of the Award within this specified period will constitute the Grantee’s acceptance of the Award and the terms and conditions upon which the Award is offered, as set forth in the Plan and this Agreement, including the Appendices A and B attached hereto.

1.

LTI OUTPERFORMANCE PSU AWARD

Separation from Service Addendum
The following terms and conditions shall apply to a Grantee’s PSUs unless the Grantee is party to a written agreement with the Company or one of its Affiliates entered into after the Date of Grant that provides for different treatment. Where no such other agreement exists, a Grantee whose Employment with the Company or any of its Affiliates terminates shall have no claim against the Company with respect to the PSUs, other than as set forth in this Addendum, and this Addendum shall be the Grantee’s sole basis for any remedy under this Award related to such termination of Employment. A termination of Employment shall not be deemed to have occurred for purposes of any provision of this Addendum (or Agreement) providing for the delivery of any Shares or payment of any Retained Distributions or other amounts subject to Section 409A upon or following a termination of Employment until such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Addendum (or Agreement), references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

Event Triggering Employment Termination	Vesting Acceleration on Employment Termination
Death, Disability Prior to a Change in Control: If the Grantee’s Employment terminates on account of Grantee’s death or Disability, then:
Pro Rata: Award does not accelerate but remains outstanding until the Vesting Dates. On the Vesting Date, Grantee (or in the case of Grantee’s death, Grantee’s estate) shall vest in a number of PSUs determined by multiplying the number of PSUs that become eligible to vest in accordance with Section 4(a) of the Award Agreement by a fraction the numerator of which shall be the number of days of Grantee’s Employment during the period from the Grant Date until the Vesting Date (such period, the “Measurement Period”) and the denominator of which shall be the number of days in the Measurement Period.
Shares subject to the vested Award shall be issued or transferred to the Grantee (or the Grantee’s estate) as soon as practicable, but no later than 60 days, following the Vesting Date.

Other Terminations Prior to a Change in Control: If the Grantee’s Employment terminates for any reason other than death or Disability prior to a Change in Control, then.	No vesting acceleration. The PSUs covered by any unvested portion of the Award shall be completely forfeited on the date of the termination of Employment.
Involuntary Terminations On or after Change in Control:  If on, or within twelve (12) months following, the date of a Change in Control, the Grantee’s Employment terminates without Cause or due to Grantee’s resignation for Good Reason or on account of Retirement, or due to Grantee’s death or Disability, in either case, prior to the Vesting Date, then

Accelerated Vesting of Time Vested RSUs or Replacement/Assumed Awards (subject to net after tax benefit rule). Grantee (or in the case of Grantee’s death, the Grantee’s estate) shall vest in the time-vested RSUs to which the earned PSUs are converted (or shall vest in such other replacement or assumed Award granted by the successor company), unless the accelerated vesting would subject the award to an excise tax under Section 280G of the Code in which case the portion of the award that vests will be reduced to the extent such reduction results in a greater net after tax benefit to the Grantee.
Shares subject to the vested award shall be issued or transferred to the Grantee as soon as practicable, but no later than 60 days, following such termination of Employment.

LTI OUTPERFORMANCE PSU AWARD

VESTING APPENDIX
Subject to the Committee’s certification of the Two-Year Stock Price, the Grantee shall vest in a number of PSUs determined in accordance with the schedule set forth in the Notice/ or a Vesting Appendix to this Agreement:

% of PSUs Vested*	Two-Year Stock Price**
0%	$17 or less
50%	$18.50
100%	$20.00
150%	$21.00
200%	$22.00
225%	$23.33
250%	$24.67
275%	$26.00 or higher

* Percentage is of target number of PSUs set forth in the Notice.
** Percentage interpolated for attainment between Two-Year Stock Price goals.

LTI OUTPERFORMANCE PSU AWARD

APPENDIX A
Time Inc.
2016 Omnibus Incentive Compensation Plan
Performance Stock Units Agreement

Terms and Conditions for Non-U.S. Grantees
Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Plan and the Performance Stock Units Agreement.

1.	Nature of Grant. In accepting the grant of the PSUs, the Grantee acknowledges, understands and agrees that:

a)
the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

b)
the grant of the PSU is voluntary and occasional and does not create any contractual or other right to receive future grants of PSUs, or benefits in lieu of PSUs, even if PSUs have been granted in the past;

c)	all decisions with respect to future PSU or other grants, if any, will be at the sole discretion of the Company;

d)
the PSU grant and the Grantee’s participation in the Plan shall not create a right to Employment or be interpreted as forming an employment or services contract with the Company, the Employer or any Subsidiary or Affiliate and shall not interfere with the ability of the Company, the Employer or any Subsidiary or Affiliate, as applicable, to terminate the Grantee’s Employment;

e)	the Grantee is voluntarily participating in the Plan;

f)	the PSU and the Shares subject to the PSU are not intended to replace any pension rights or compensation;

g)
the PSU and the Shares subject to the PSU, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

h)
unless otherwise agreed with the Company, the PSU and the Shares subject to the PSU, and the income and value of same, are not granted as consideration for, or in connection with, services the Grantee may provide as a director of an Affiliate of the Company;

i)	the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

j)	no claim or entitlement to compensation shall arise from forfeiture of this Award resulting from the termination of the Grantee’s Employment, whether by the Grantee or the Employer; and

k)
the Grantee acknowledges and agrees that neither the Company, the Employer nor any Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the United States Dollar that may affect the value of the PSU or of any amounts due to the Grantee pursuant to the settlement of the PSU or the subsequent sale of any Shares acquired upon settlement.

2.
Insider Trading Restrictions/Market Abuse Laws. The Grantee acknowledges that, depending on his or her country of residence, the Grantee may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell Shares or rights to Shares (e.g., PSUs) under the Plan during such times as the Grantee is considered to have “inside information” regarding the Company (as defined by the laws in the Grantee’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Grantee is responsible for ensuring compliance with any applicable restrictions and is advised to consult his or her personal legal advisor on this matter.

3.
Foreign Asset/Account Reporting; Exchange Controls. The Grantee’s country may have certain foreign asset and/or account reporting requirements and/or exchange controls that may affect the Grantee’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends, Dividend Equivalents or Retained Distributions received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside the Grantee’s country. The Grantee may be required to report such accounts, assets or transactions to the tax or other authorities in the Grantee’s country. The Grantee also may be required to repatriate sale proceeds or other funds received as a result of the Grantee’s participation in the Plan to the Grantee’s country through a designated bank or broker and/or within a certain time after receipt. The Grantee acknowledges that it is the Grantee’s responsibility to be compliant with such regulations, and the Grantee is advised to consult the Grantee’s personal legal advisor for any details.

4.
Language. If the Grantee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

A-2

LTI OUTPERFORMANCE PSU AWARD

APPENDIX B
Time Inc.
2016 Omnibus Incentive Compensation Plan
Performance Stock Units Agreement

Country-Specific Terms and Conditions

Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Plan, the Performance Stock Units Agreement and the Terms and Conditions for Non-U.S. Grantees.
Terms and Conditions
This Appendix B includes additional terms and conditions that govern the PSUs if the Grantee resides and/or works in one of the countries listed below. If the Grantee is a citizen or resident of a country (or is considered as such for local law purposes) other than the one in which the Grantee is currently residing and/or working or if the Grantee moves to another country after receiving the grant of the PSUs, the Company will, in its discretion, determine the extent to which the terms and conditions herein will be applicable to the Grantee.
Notifications
This Appendix B also includes information regarding exchange controls and certain other issues of which the Grantee should be aware with respect to the Grantee’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of February 2016. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Grantee not rely on the information in this Appendix B as the only source of information relating to the consequences of the Grantee’s participation in the Plan because the information may be out of date at the time that the PSUs vest or the Grantee sells Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Grantee’s particular situation and the Company is not in a position to assure the Grantee of a particular result. Accordingly, the Grantee is advised to seek appropriate professional advice as to how the relevant laws in the Grantee’s country may apply to the Grantee’s situation.
If the Grantee is a citizen or resident of a country other than the one in which the Grantee is currently residing and/or working (or if the Grantee is considered as such for local law purposes) or if the Grantee moves to another country after receiving the grant of the PSUs, the information contained herein may not be applicable to the Grantee in the same manner.

UNITED KINGDOM
Terms and Conditions
Responsibility for Taxes. The following provisions supplement Section 6 of the Agreement:
If payment or withholding of the income tax due in connection with the Award is not made within ninety (90) days of the end of the tax year in which any event giving rise to the income tax liability occurs or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax shall constitute a loan owed by the Grantee to the Employer, effective on the Due Date. The Grantee agrees that the loan will bear interest at the official rate of Her Majesty’s Revenue and Customs (“HMRC”) and will be immediately due and repayable by the Grantee, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to in Section 6 of the Agreement or otherwise permitted under the Plan. The Grantee authorizes the Company to delay the issuance of any Shares unless and until the loan is repaid in full.
Notwithstanding the foregoing, if the Grantee is an executive officer or director (as within the meaning of section 13(k) of the Exchange Act), the Grantee shall not be eligible for a loan to cover the income tax due as described above. In the event that the Grantee is an executive officer or director and Tax-Related Items are not collected from or paid by the Grantee by the Due Date, the amount of any uncollected Tax-Related Items may constitute a benefit to the Grantee on which additional income tax and national insurance contributions may be payable. the Grantee acknowledges that the Grantee ultimately will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer (as applicable) for the value of any national insurance contribution due on this additional benefit. The Grantee further acknowledges that the Company or the Employer may recover such amounts from the Grantee by any of the means referred to in Section 6 of the Agreement, or otherwise permitted under the Plan.
Joint Election. As a condition of the Grantee’s participation in the Plan, the Grantee agrees to accept any liability for secondary Class 1 national insurance contributions which may be payable by the Company and/or the Employer in connection with the PSUs and any event giving rise to Tax-Related Items (the “Employer’s NICs”). Without limitation to the foregoing, the Grantee agrees to enter into a joint election with the Company (the “Joint Election”), the form of such Joint Election being formally approved by HMRC, and to execute any other consents or elections required to accomplish the transfer of the Employer’s NICs to the Grantee. The Grantee further agrees to execute such other joint elections as may be required between the Grantee and any successor to the Company and/or the Employer. The Grantee further agrees that the Company and/or the Employer may collect the Employer’s NICs from him or her by any of the means set forth in Section 6 of the Agreement.

B-2

If the Grantee does not complete the Joint Election prior to vesting of the PSUs, or if approval of the Joint Election is withdrawn by HMRC and a new Joint Election is not entered into, the PSUs shall become null and void and will not vest, without any liability to the Company or the Employer.

B-3